EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-234746 on Form S-3 of our report dated February 26, 2021, relating to the consolidated financial statements of Eastern Energy Gas Holdings, LLC and subsidiaries appearing in this Annual Report on Form 10-K of Eastern Energy Gas Holdings, LLC for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Richmond, Virginia
February 26, 2021